CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Triangle Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements of Triangle Bancorp, Inc. on Form S-8 (File Nos. 33-82020, 33-82022, 333-17511,
333-23131, and 333-30091) of our report dated October 30, 1997, on our audit of the supplemental consolidated financial statements of Triangle Bancorp, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, giving retroactive effect to the merger consummated on October 2, 1997, which report has been included in this Current Report of Form 8-K dated October 31, 1997.

COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
October 31, 1997


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